Exhibit 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of September 28, 2005 among Emmis Television Broadcasting, L.P., an Indiana limited partnership, and Emmis Television License, LLC, an Indiana limited liability company (collectively, “Seller”) and SJL Acquisition, LLC, a Delaware limited liability company (“Buyer”).
Recitals
     A. Seller owns and operates the following television broadcast stations (each a “Station” and collectively the “Stations”) pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”):
KOIN(TV), Portland, Oregon
KHON-TV, Honolulu, Hawaii
KHAW-TV, Hilo, Hawaii
KAII-TV, Wailuku, Hawaii
     B. Simultaneously with the execution of this Agreement, Buyer and an affiliate of Seller are entering into a Stock Purchase Agreement (the “SPA”) with respect to certain other television stations.
     C. Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Station Assets (defined below).
Agreement
     NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1: PURCHASE OF ASSETS
     1.1. Station Assets. On the terms and subject to the conditions hereof, at Closing (defined below), except as set forth in Sections 1.2 and 1.3, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all assets, properties and rights of Seller, real and personal, tangible and intangible, that are used or held for use in the operation of the Stations (the “Station Assets”), including without limitation the following:
          (a) all licenses, permits and other authorizations issued to Seller by the FCC with respect to the Stations (the “FCC Licenses”), and all licenses, permits and authorizations issued by any federal, state or local governmental authority other than the FCC, including without limitation, those described on Schedule 1.1(a) and including any renewals or modifications thereof between the date hereof and Closing;
          (b) all of Seller’s equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description that are used in or held for use in the ownership or operation of the Stations, including without limitation those listed on Schedule 1.1(b), except for any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business (the “Tangible Personal Property”);
          (c) all of the real property (i) owned in fee simple by, or (ii) leased, subleased or licensed to any Seller, and used or held for use in the operation of the Stations (including any appurtenant easements and improvements located thereon), including without limitation those listed on Schedule 1.1(c) (the “Real Property”);
          (d) all agreements for the sale of advertising time on the Stations, and all other contracts, agreements, licenses and leases (including the Real Property Leases (defined below)) used or held for use in the Stations’ business, including without limitation those listed on Schedule 1.1(d), together with all contracts, agreements, licenses and leases made between the date hereof and Closing in accordance with Article 4 (the “Station Contracts”);
          (e) all intellectual property and rights thereunder, including but not limited to all rights in and to the call letters and trademarks, trade names, service marks, patents, inventions, trade secrets, know-how, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, and other intangible property (the “Intellectual Property”) owned by or licensed to Seller and used in or held for use in the operation of the Stations, including without limitation those listed on Schedule 1.1(e) (the “Intangible Property”);
          (f) Seller’s rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Stations, including the Stations’ local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Excluded Assets (defined below); and
          (g) all assets included in Working Capital (defined below).
     1.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any rights, title and interest therein (the “Excluded Assets”):
          (a) all cash and cash equivalents of Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;
          (b) all tangible and intangible personal property of Seller retired or disposed of between the date of this Agreement and Closing in accordance with Article 4;
          (c) all Station Contracts that are terminated or expire prior to Closing in accordance with Article 4 and any Station Contract that is an employment agreement or similar contract with respect to any employee not hired by Buyer pursuant to Section 5.7;
          (d) Seller’s corporate and trade names unrelated to the operation of the Stations (including the name “Emmis”), charter documents, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Stations, and all records not relating to the operation of the Stations;
          (e) all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;
          (f) all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;
          (g) receivables for the reimbursement of the cost of capital equipment and relocation related expenses paid for by Seller and relating to the Sprint/Nextel relocation project;
          (h) any non-transferable shrinkwraped, computer software and any other non-transferable computer licenses that are not material to the operation of the Stations;
          (i) all rights and claims of Seller, whether mature, contingent or otherwise, against third parties with respect to the Stations and the Station Assets, to the extent arising during or attributable to any period prior to the Effective Time (other than the assets included in Working Capital);
          (j) all claims of Seller with respect to any Tax (defined below) refunds (except to the extent Buyer is economically responsible for the underlying Tax or the underlying Tax is included in Working Capital);
          (k) computers and other assets located at the Emmis Communications Corporation headquarters, and the centralized server facility, data links, payroll system and other group-wide operating systems; and
          (l) the assets listed on Schedule 1.2, and the slogan “Great Media, Great People, Great Service.”
     1.3. Shared Assets.
          (a) Some of the Station Contracts may be used in the operation of multiple stations or other business units (the “Shared Contracts”) and are identified as such on Schedule 1.1(d). The rights and obligations under the Shared Contracts, except for those Shared Contracts already allocated on Schedule 1.3, shall be equitably allocated among stations in a manner reasonably determined by Seller, in good faith, in accordance with the following equitable allocation principles:
               (i) any allocation set forth in the Shared Contract shall control;
               (ii) if none, then any allocation previously made by Seller as reflected in Seller’s financial statements in the ordinary course of Station operations shall control;
               (iii) if none, then the quantifiable proportionate benefit to be received by the parties after Closing shall control; and

               (iv) if not quantifiable, then reasonable accommodation shall control.
          (b) Buyer shall cooperate with Seller (and any third party designated by Seller) in such allocation, and the Station Contracts (and Assumed Obligations (defined below)) will include only Buyer’s allocated portion of the rights and obligations under the Shared Contracts (without need for further action and whether such allocation occurs before or after Closing). If designated by Seller, such allocation will occur by termination of the Shared Contract and execution of new contracts. Buyer’s allocated portion of the Shared Contracts will not include any group discounts or similar benefits specific to Seller or its affiliates. Completion of documentation of any such allocation is not a condition to Closing.
          (c) Seller operates KHON (Honolulu) and KGMB (Honolulu) on a combined basis, and shared assets shall be allocated as set forth on Schedule 1.3, and to the extent not allocated to Buyer pursuant to such Schedule, such assets shall be Excluded Assets. If any other Schedule attached hereto includes any items that are shared but not allocated to Buyer pursuant to Schedule 1.3, then such items are nonetheless Excluded Assets. If applicable, at Closing, the parties shall enter into the agreements set forth on Schedule 1.3, which may include (if applicable) shared services agreements and shared facilities agreements, in the forms attached hereto as Exhibit 1.3 (or, where appropriate, the parties shall execute an assignment and assumption agreement with respect to such agreements).
     1.4. Assumption of Obligations. On the Closing Date (defined below), Buyer shall assume (i) the obligations of Seller arising during, or attributable to, any period of time on or after the Closing Date under the Station Contracts and the FCC Licenses, (ii) the obligations described in Section 5.7 as being the responsibility of Buyer, and (iii) all liabilities included in Working Capital (collectively, the “Assumed Obligations”). Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Seller or any of its affiliates (the “Retained Obligations”).
     1.5. Purchase Price. The aggregate purchase price to be paid for the Station Assets under this Agreement and the Stock under the SPA shall be an amount equal to Two Hundred Fifty-Nine Million Dollars ($259,000,000) plus the Contingent Payment (as defined on Schedule 1.5), if any (the “Purchase Price”). The Purchase Price shall be paid at Closing as follows: (i) $253,000,000 (as allocated) in cash by wire transfer of immediately available funds and (ii) the balance by execution and delivery of a secured limited recourse promissory note with the terms described on Schedule 1.5 hereto (the “Loan”). Prior to Closing, Buyer and Seller shall agree upon an allocation of the Purchase Price between this Agreement and the SPA.
     1.6. Working Capital. As used herein, the term “Working Capital” shall mean (i) all current assets of the Stations, other than Excluded Assets, and (ii) all current liabilities of the Stations that have been incurred in the ordinary course of business, other than intercompany payables and Taxes on or measured by income, in each case to the extent that the same would appear on a balance sheet prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), on a basis consistent with the manner in which the balance sheets of the Stations have been prepared previously, as of 12:01 a.m. on the day of Closing (the “Effective Time”).

     1.7. Allocation. Buyer and Seller shall negotiate the allocation of the Purchase Price (which for the purposes of this Section 1.7 only shall include all other costs that are capitalized for United States federal income tax purposes) among the Station Assets (including goodwill) for tax purposes within 90 days after the Closing. If Buyer and Seller do not reach an agreement concerning the allocation of the Purchase Price within such time (or, if earlier, prior to any applicable filing deadline), then Buyer and Seller each may file their respective tax returns reflecting the allocation determined by it in accordance with requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).
     1.8. Closing. The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the “Closing”) shall take place on the fifth business day after the date of the FCC Consent pursuant to the FCC’s initial order, unless such consent is granted between January 23, 2006 and January 30, 2006, in which event the Closing shall take place on January 31, 2006 (or on such other day after such consent as otherwise provided herein or as Buyer and Seller may mutually agree), subject to the satisfaction or waiver of the conditions to Closing set forth herein. The date on which the Closing is to occur is referred to herein as the “Closing Date.”
     1.9. Governmental Consents.
          (a) Within five (5) business days of the date of this Agreement, Buyer and Seller shall file an application with the FCC (the “FCC Application”) requesting FCC consent to the assignment of the FCC Licenses to Buyer. FCC consent to the assignment to Buyer of the main station FCC Licenses and any other FCC Licenses necessary to operate the Stations in the ordinary course of business in all material respects is referred to herein as the “FCC Consent.” Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their reasonable best efforts to obtain the FCC Consent as soon as possible.
          (b) If applicable, within ten (10) business days after the date of this Agreement, Buyer and Seller shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as “HSR Clearance.”
          (c) Buyer and Seller shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder. The FCC Consent and HSR Clearance are referred to herein collectively as the “Governmental Consents.”
     1.10. Renewal. The main station FCC Licenses expire on the dates set forth on Schedule 1.1(a). If due prior to Closing and if not previously filed, then Seller shall timely file FCC renewal applications with respect to the Stations and thereafter prosecute such applications.

The parties acknowledge that under current FCC policy, either the FCC will not grant an assignment application while a renewal application is pending, or the FCC will grant an assignment application with a renewal condition. If the FCC Application is granted subject to a renewal condition, then the term “FCC Consent” shall mean FCC consent to the FCC Application and satisfaction of such renewal condition.
ARTICLE 2: SELLER REPRESENTATIONS AND WARRANTIES
     Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing:
     2.1. Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Seller has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby. Emmis Operating Company is the sole general partner of Emmis Television Broadcasting, L.P. and as such is liable for all of Seller’s obligations under this Agreement.
     2.2. Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     2.3. No Conflicts. Except as set forth on Schedule 2.3 and except for the Governmental Consents and consents to assign certain of the Station Contracts as set forth on Schedule 1.1(c) and Schedule 1.1(d), the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of any of the transactions contemplated hereby or thereby does not and will not conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any breach, event of default or the creation of any lien under, any lease, contract, license or agreement (including the Station Contracts) to which Seller is a party or to which its assets are subject, any organizational documents of Seller, or any law, judgment, order, or decree to which Seller is subject, or require the consent or approval of, or a filing by Seller with, any governmental or regulatory authority or any third party.
     2.4. FCC Licenses. Except as set forth on Schedule 1.1(a):
          (a) Seller is the holder of the FCC Licenses described on Schedule 1.1(a), which are all of the material licenses, permits and authorizations of any federal, state or local governmental authority required for or otherwise material to the present operation of the

Stations. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Stations or against Seller with respect to the Stations that could result in any such action. The Stations are operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and policies of the FCC.
          (b) Each Station has been assigned a channel by the FCC for the provision of digital television (“DTV”) service, and the FCC Licenses include such authorization. The Stations are broadcasting the DTV signal in accordance with such authorization in all material respects. Except as set forth on Schedule 1.1(a), each Station’s election of a channel on which to provide DTV service following the end of the DTV transition has been approved by the FCC, and each Station has met the build-out requirements for its replication-maximization deadline pursuant to the FCC’s Report and Order, “Second Periodic Review of the Commission’s Rules and Policies Affecting the Conversion to Digital Television,” FCC 04-192 (released September 7, 2004) if such deadline has passed.
          (c) As of the date of this Agreement, (i) the Stations are carried on cable and DBS systems pursuant to the retransmission consent agreements set forth on Schedule 1.1(d), and (ii) each retransmission consent agreement is in effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally).
          (d) All material reports and filings required to be filed with the FCC by Seller with respect to the Stations have been timely filed. All such reports and filings are accurate and complete in all material respects. Seller maintains appropriate public inspection files at the Stations as required by FCC rules.
     2.5. Taxes. Seller has, in respect of the Stations’ business and the Station Assets, (a) filed all foreign, federal, state, county and local Tax Returns (defined below) which are required to have been filed by it under applicable law, and (b) has paid all Taxes (defined below) which have become due and payable by Seller. As used herein, “Taxes” shall mean any federal, state or local net or gross income, gross receipts, sales, use, excise, property, ad valorem, transfer, franchise, license, withholding, payroll, employment and social security, unemployment, and other taxes, fees, assessments or charges of any kind imposed by any governmental authority, together with any associated interest or penalties, and “Tax Returns” means any return, declaration, report, claim for refund, or statement relating to Taxes, including any schedules or attachments thereto and any amendments thereof.
     2.6. Personal Property. Schedule 1.1(b) contains a list of material items of Tangible Personal Property included in the Station Assets, subject to Section 1.3(c). Except as set forth on Schedule 1.1(b), Seller has good and marketable title to the Tangible Personal Property free and clear of liens, claims and encumbrances (“Liens”) other than Permitted Liens (defined below). Except as set forth on Schedule 1.1(b), all material items of Tangible Personal Property are in normal operating condition, ordinary wear and tear excepted. As used herein, “Permitted Liens”

means, collectively, the Assumed Obligations, the shared use arrangements described in Section 1.3, liens for taxes not yet due and payable, liens that will be released at or prior to Closing, and with respect to the Real Property, such other easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not, individually or in the aggregate, in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Stations.
     2.7. Real Property. Schedule 1.1(c) and Schedule 1.3 contain a description of all Real Property included in the Station Assets, which is all of the real property used, or held for use, by Seller in connection with the operation of the Stations. Seller has good and marketable fee simple title to the owned Real Property described on such schedules (the “Owned Real Property”) free and clear of Liens other than Permitted Liens. Such schedules include a description of each lease of Real Property or similar agreement included in the Station Contracts, which is all of the leased real property used or held for use by such Seller in connection with the operation of the Stations (the “Real Property Leases”). Seller has good and valid title to the leasehold estate under each Real Property Lease free and clear of any Liens other than Permitted Liens. To Seller’s knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority. The Owned Real Property includes, and the Real Property Leases provide, access to the Stations’ facilities.
     2.8. Contracts. Seller has made available to Buyer copies of the material Station Contracts. Except as set forth on Schedule 1.1(d), each of the Station Contracts (including without limitation each of the Real Property Leases) is in full force and effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Seller has performed its obligations under each of the Station Contracts in all material respects, and is not in material default thereunder, and to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect. The Station Contracts requiring the consent of a third party to assignment are identified with an asterisk on Schedule 1.1(c) and Schedule 1.1(d).
     2.9. Environmental. Except as set forth on Schedule 1.1(c) or in any Phase I (defined below), to Seller’s knowledge, no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Real Property included in the Station Assets. Except as set forth on Schedule 1.1(c) or in any Phase I, to Seller’s knowledge, Seller has complied in all material respects with all environmental, health and safety laws applicable to the Stations.
     2.10. Intangible Property. Schedule 1.1(e) contains a description of the material Intangible Property included in the Station Assets. Except as set forth on Schedule 1.1(e), (i) to Seller’s knowledge, Seller’s conduct of the Stations’ business does not infringe upon or misappropriate any third party rights in any material respect, (ii) to Seller’s knowledge, none of the material Intangible Property is being infringed or misappropriated by any third party, (iii) the Intangible Property is not the subject of any pending or, to Seller’s knowledge, threatened legal proceedings claiming infringement, unauthorized use or violation by Seller or any Station, and (iv) Seller has not received any written notice that its use of the Intangible Property at any Station is unauthorized or violates or infringes upon the rights of any other person or challenging the ownership, use, validity or enforceability of any Intangible Property. Except as set forth on

Schedule 1.1(e), to Seller’s knowledge, Seller owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens. Seller has made the filings and registrations listed on Schedule 1.1(e), if any, with respect to the Intangible Property listed thereon.
     2.11. Employees. Except as set forth on Schedule 2.11, (i) Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Stations’ business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining, and (ii) there is no unfair labor practice charge or complaint against Seller in respect of the Stations’ business pending or to Seller’s knowledge threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Stations’ business. Except as set forth on Schedule 1.1(d) and Schedule 2.11, Seller is not party to any collective bargaining, union or similar agreement with respect to the employees of Seller at the Stations, and, to Seller’s knowledge, no union represents or claims to represent or is attempting to organize such employees. To Seller’s knowledge, except as set forth on Schedule 2.11, no current liability may be imposed upon a cessation of or reduction in contributions to, or upon any complete or partial withdrawal from, any multiemployer plan covering employees of the Seller at the Stations.
     2.12. Insurance. Seller maintains insurance policies or other arrangements with respect to the Stations and the Station Assets consistent with its practices for other stations, and will maintain such policies or arrangements in full force and effect until the Effective Time.
     2.13. Compliance with Law. Except as set forth on Schedule 2.13, (i) Seller has complied in all material respects with all laws, ordinances, codes, rules and regulations, and all decrees, judgments and orders of any court or governmental authority which are applicable to the operation of the Stations, and (ii) to Seller’s knowledge, there are no governmental claims or investigations pending or threatened against Seller in respect of the Stations except those affecting the industry generally.
     2.14. Litigation. Except as set forth on Schedule 2.14, there is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against Seller in respect of the Stations that will subject Buyer or the Station Assets to liability or which will affect Seller’s ability to perform its obligations under this Agreement.
     2.15. Financial Statements. Seller has provided to Buyer copies of its statements of operations for the Stations for: (i) the years ended February 29, 2004 and February 28, 2005 (the “Year End Statements”), and (ii) the six months ended August 31, 2004 and 2005 (such statements, together with the Year End Statements, the “Financial Statements”). The Year End Statements are the statements included in the audited consolidated financial statements of Seller and its affiliates (but the Year End Statements are not separately audited). The Financial Statements have been prepared in accordance with GAAP consistently applied and in the aggregate present fairly in all material respects the results of operations of the Stations as operated by Seller for the respective periods covered thereby, except that (i) shared operating expenses (if applicable) are allocated among the Stations as determined by Seller, (ii) employee health insurance expense reflected in the statements is an estimate of the Stations’ share of consolidated health insurance expense and not necessarily indicative of actual claims activity of any particular Station, (iii) a portion of departmental operating expenses are paid in Seller’s stock but are reflected as cash expenses in the statements, and (iv) such statements do not include income tax expense or benefit, interest income and expense, disclosures required by GAAP in notes accompanying the financial statements, retiree benefit expense (pension, health insurance, etc.), non-cash compensation expenses associated with the discount given to employees on stock purchases and associated with restricted stock grants made March 1, 2005, certain revenues and expenses associated with operating the Stations as a group and expenses attributable to the adoption of accounting pronouncements. Between August 31, 2005 and the date of this Agreement, the Stations have been operated in all material respects in the ordinary course of business and otherwise in the manner set forth in Section 4.1, as if such Section applied during such period.
     2.16. No Undisclosed Liabilities. There are no liabilities or obligations of Seller that will be binding upon Buyer after the Effective Time other than the Assumed Obligations.
     2.17. Station Assets. The Station Assets include all assets that are owned, leased or licensed by Seller or any affiliate of Seller and used in or held for use in the operation of the Stations in all material respects as currently operated, except for the Excluded Assets.
     2.18. Related Party Transactions. With respect to any Station Contract between Seller on the one hand, and any affiliate of Seller or any officer, director or employee of Seller on the other hand, that is not listed on Schedule 1.1(d) or referenced in Schedule 1.3, such Station Contract is on commercially reasonable terms.
     2.19. Citizenship. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.
ARTICLE 3: BUYER REPRESENTATIONS AND WARRANTIES
     Buyer hereby makes the following representations and warranties to Seller as of the date hereof and as of the Closing:
     3.1. Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.
     3.2. Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3. No Conflicts. Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby or thereby does not and will not conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any breach, event of default or the creation of any lien under, any lease, contract or agreement to which Buyer is a party or to which its assets are subject, any organizational documents of Buyer, or any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party.
     3.4. Litigation. There is no action, suit or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.
     3.5. Qualification. Buyer knows of no reason why it should not be found to be legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act and the rules, regulations and policies of the FCC, and knows of no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations. No waiver of or exemption from any FCC rule or policy on the part of Buyer is necessary for the FCC Consent to be obtained. There are no matters relating to Buyer that might reasonably be expected to result in the FCC’s denial or delay of approval of the FCC Application.
ARTICLE 4: SELLER COVENANTS
     4.1. Seller’s Covenants. Between the date hereof and Closing, except as contemplated by Schedule 1.3, and except as permitted by this Agreement or with the prior written consent of Buyer, Seller shall:
          (a) operate the Stations in the ordinary course of business and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;
          (b) maintain the FCC Licenses in full force and effect in all material respects, and not materially adversely modify any of the FCC Licenses, not give the FCC any grounds to institute proceedings for the revocation or suspension of, or take any action or fail to take any action if such action or failure to act would result in a materially adverse modification to any of the FCC Licenses;
          (c) not other than in the ordinary course of business, sell, lease, license or dispose of or agree to sell, lease, license or dispose of any of the Station Assets (other than the Real Property, which Seller shall not sell or agree to sell) unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens, and not dissolve, liquidate, merge or consolidate with any other entity;

          (d) maintain and replace the Tangible Personal Property and maintain the Real Property, in each case in the ordinary course of business;
          (e) upon reasonable notice, give Buyer and its representatives reasonable access during normal business hours to the Station Assets, and furnish Buyer with information relating to the Station Assets that Buyer may reasonably request, provided that such access rights shall not be exercised in a manner that interferes with the operation of the Stations;
          (f) except as otherwise required by law, (i) not enter into any employment agreement (except in the ordinary course of business consistent with past practice after consultation with Buyer) or severance agreement or any labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer after Closing, (ii) except in the ordinary course of business, increase the compensation payable to any employee of the Stations (except for bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement) or (iii) not modify any severance policy applicable to any employee of the Station that would result in any increase in the amount of severance payable to any such employee (or would expand the circumstances in which such severance is payable);
          (g) pay accounts payable and collect accounts receivable in the ordinary course of business consistent with past practice, and not compromise or discount any accounts receivable except in the ordinary course of business consistent with past practice;
          (h) use reasonable best efforts to maintain the Stations’ cable and DBS carriage existing as of the date of this Agreement, including making timely elections of must-carry or retransmission consent and negotiating new or extended retransmission consent agreements in the ordinary course of business; and
          (i) not, other than in the ordinary course of business, enter into new Station Contracts or amend any existing Station Contracts.
ARTICLE 5: JOINT COVENANTS
     Buyer and Seller hereby covenant and agree as follows:
     5.1. Confidentiality. Seller (or The Blackstone Group, LLC on behalf of Seller) and Buyer (or an affiliate of Buyer on behalf of Buyer) are parties to a non-disclosure agreement with respect to Seller and its television stations (the “NDA”). To the extent not already a direct party thereto, Seller and Buyer hereby assume the NDA and agree to be bound by the provisions thereof. Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including without limitation all financial information provided by Seller to Buyer) shall be confidential and shall not be disclosed to any other person or entity, except in accordance with the terms of the NDA.
     5.2. Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law, in which case such party shall give advance notice to the other.
     5.3. Control. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Stations prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Stations prior to Closing shall remain the responsibility of Seller as the holder of the FCC Licenses.
     5.4. Risk of Loss.
          (a) Seller shall bear the risk of any loss of or damage to any of the Station Assets at all times until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.
          (b) If prior to the Effective Time any item of Tangible Personal Property is damaged or destroyed or otherwise not in the condition described in Section 2.6 in any material respect, then:
               (i) Seller shall use reasonable best efforts to repair or replace such item in all material respects in the ordinary course of business, and
               (ii) if such repair or replacement is not completed prior to Closing, then the parties shall proceed to Closing, Seller’s representations and warranties as of the Closing shall be modified to take into account any such condition and Seller shall promptly repair or replace such item in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation).
          (c) If a Station is off the air prior to Closing, then Seller shall use reasonable best efforts to return the Station to the air as promptly as practicable in the ordinary course of business. If on the day otherwise scheduled for Closing a Station is off the air, then Closing shall be postponed until the date five (5) business days after the Station returns to the air, unless such Station returns to the air between January 23, 2006 and January 30, 2006, in which event the Closing shall be postponed until January 31, 2006, subject to Section 10.1 and to the satisfaction of the conditions to Closing set forth herein.
     5.5. Environmental.
          (a) Seller has provided Buyer with copies of Phase I environmental assessments of certain Real Property sites as shown on Schedule 1.1(c), if any (each a “Phase I”).
          (b) Such assessments identified the items set forth on Schedule 1.1(c). With respect to such items:
               (i) Seller shall use reasonable best efforts to remediate such items in all material respects in the ordinary course of business,
               (ii) if such remediation is not completed prior to Closing, then the parties shall proceed to Closing and Seller’s representations and warranties as of the Closing shall be modified to take into account any such items, and Seller shall promptly remediate such items in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation).
          (c) Notwithstanding anything herein to the contrary, if at any time the reasonably estimated cost to remedy such items (and any items under the SPA) in the aggregate exceeds the amount set forth in Schedule 1.1(c), then Seller may terminate this Agreement upon written notice to Buyer.
     5.6 Consents.
          (a) The parties shall use reasonable best efforts to obtain (i) any third party consents necessary for the assignment of any Station Contract or for the execution of the Tower Space Licenses attached to Exhibit 1.3 for Mt. Haleakala and Mt. Mauna Loa (which shall not require any payment to any such third party), and (ii) reasonable estoppel certificates from lessors under any Real Property Leases requiring consent to assignment (if any), but no such third party consents or estoppel certificates are conditions to Closing except for the Required Consents (defined below). Receipt of consent to assign to Buyer the Stations’ network affiliation agreements designated with a diamond on Schedule 1.1(d) without any material adverse conditions and the Stations’ leases designated with a diamond on Schedule 1.1(c) (if any) is a condition precedent to Buyer’s obligation to close under this Agreement (the “Required Consents”).
          (b) To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Station Contract; provided, however, with respect to each such Station Contract, Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Station Contract from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Seller’s obligations arising under the Station Contract from and after Closing in accordance with its terms.
     5.7. Employees.
          (a) For a period of eighteen (18) months from the date of this Agreement, Buyer shall not, without the prior written consent of Seller, solicit for employment, induce or attempt to induce to leave Seller’s or an affiliate of Seller’s employ, or hire, any employees of Seller or its affiliates staffed in Seller’s Indianapolis headquarters or at any other television station owned by Seller or its affiliates (other than general solicitations not directed solely to any such employees).
          (b) If the Stations include any stations identified in Section 1.3(c), then any shared employees shall be allocated as set forth on Schedule 1.3. With respect to such shared employees, the terms of this Section 5.7, including Buyer’s right to selectively offer employment pursuant to Section 5.7(c), shall apply only to those who are allocated to Buyer pursuant to Schedule 1.3, and Buyer shall not solicit for hire those who are not allocated to Buyer (other than general solicitations not directed solely to any such employees).

          (c) Seller has provided Buyer a list showing employee positions and annualized pay rates and target bonus opportunities, where applicable, for employees of the Stations. Seller shall update that list no later than five (5) business days prior to Closing, and shall provide Buyer with such other information in Seller’s possession as Buyer may reasonably request in order to decide to whom it will offer employment, in each case subject to any restrictions under applicable laws. Prior to the Closing, Buyer shall identify and provide to Seller a written list of the employees of the Stations to whom Buyer plans to offer employment effective as of the Closing. Seller and Buyer shall cooperate with one-another in connection with Buyer’s efforts to hire such employees. Each such offer of employment shall be made upon substantially the same terms and conditions and with substantially the same duties as in effect immediately preceding the Closing, including but not limited to wages, salaries, commission rate (if applicable) and target bonuses (all determined on a cash basis before taking into account Seller’s stock compensation program) and with benefits which are substantially similar to the benefits available to similarly situated employees in the markets in which the Stations operate. Any person so hired by Buyer is referred to herein as a “Transferred Employee.” If any Transferred Employee is subject to a written employment agreement, Buyer shall assume Seller’s obligations under such agreement. Nothing in this Section 5.7 is intended to or shall require Buyer to employ or continue to employ any Transferred Employee for any period of time following the Closing or to continue to maintain any term or condition of employment or otherwise to treat any such employee on any basis other than as an employee-at-will (subject to the terms of any employment contract assumed by Buyer). With respect to the Transferred Employees, at Closing employment with Seller shall terminate and employment with Buyer shall commence. Seller and Buyer shall each pay one-half of all applicable severance and other liabilities under Seller’s severance policy as in effect on the date hereof (a copy of which has been provided to Buyer) and any other amounts (regardless of whether denominated as severance) owing in connection with the termination of any written employment agreement owing to any employees of the Stations who do not become Transferred Employees or who become Transferred Employees but who are terminated during the first four (4) months following Closing (collectively, “Severance”), provided, however, that Seller’s liability with respect to Severance shall not exceed $1 million in the aggregate (including amounts paid by an affiliate of Seller under the SPA) and Buyer shall be liable for all other Severance.
          (d) Buyer shall grant credit to each Transferred Employee for all unused vacation accrued as of the Effective Time as an employee of Seller, and Buyer shall assume and discharge Seller’s obligation to provide such leave to such employees (such obligations being a part of the Assumed Obligations).
          (e) Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively), with coverage effective immediately upon Closing (and without exclusion from coverage on account of any pre-existing condition unless Buyer determines in good faith that obtaining such coverage without such exclusion is not practicable because of a material increase in cost), with service with Seller deemed service with the Buyer for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service, and with credit under any welfare benefit plan for any deductibles or co-payments paid for the current plan year under any plan maintained by Seller.

          (f) Buyer shall also permit each Transferred Employee who participates in the Seller’s 401(k) plan to elect to make direct rollovers of their account balances into the Buyer’s 401(k) plan as of Closing (or as soon as practicable thereafter when Buyer’s 401(k) plan is capable of accepting such rollovers), including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under the Buyer’s 401(k) plan, subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan.
     5.8. Accounting Services. During the first fifteen (15) business days after Closing, Buyer shall provide to Seller at no additional cost the services of the Stations’ business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Stations for the period prior to Closing and of facilitating the distribution of any stock compensation from Seller to the Stations’ employees, all in accordance with the procedures and practices applied by the business offices for periods prior to Closing.
     5.9. 1031 Exchange. To facilitate a like-kind exchange under Section 1031 of the Code, Seller may assign its rights under this Agreement (in whole or in part) to a “qualified intermediary” under section 1.1031(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve Seller of any of its obligations under this Agreement) and any such qualified intermediary may re-assign to Seller. If Seller gives notice of such assignment, Buyer shall provide Seller with a written acknowledgment of such notice prior to Closing and pay the Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing.
     5.10. Asset Transfers. Between the date hereof and Closing, Seller shall and shall use reasonable best efforts to cause its affiliates, officers, directors, employees and agents who own any of the Station Assets or have rights thereto that should be terminated as of Closing to, (i) transfer to Seller (if prior to Closing) or to Buyer (if at Closing) and (ii) to the extent appropriate, terminate as of Closing, all of their respective rights, title and interest in, to and under such Station Assets. Seller shall and shall cause its affiliates, officers, directors, employees and agents to prepare, execute and file such documents in form and substance reasonably satisfactory to Buyer and take such other actions as may be required to evidence or record any such transfers or terminations.
     5.11. Intellectual Property License. If there is any shared Intellectual Property that is allocated to KHON or KGMB pursuant to Section 1.3, and if requested by a party, then, to the extent of the granting party’s rights in such Intellectual Property, the parties shall enter into a customary license agreement to provide a non-exclusive, perpetual, irrevocable, royalty-free license to use such Intellectual Property in the operation of KHON or KGMB, as appropriate, in the ordinary course of business, transferable to any transferee of the Station. Other than any trademarks, service marks, brand names, domain names or trade, corporate or business names of Seller or its affiliates (other than the Stations), Seller for itself and its affiliates (other than the Stations) hereby grants to Buyer a non-exclusive, perpetual, irrevocable, and royalty-free license to use any Intellectual Property owned by Seller or an affiliate (other than the Stations) and used by both the Stations and Seller’s other stations and business units prior to Closing in the operation of the Stations in the ordinary course of business, provided that such license: (i) may not be assigned by Buyer, except to any successor licensee of the relevant Station, (ii) is limited to the extent of Seller’s rights therein, if any, (iii) may be used by Buyer only in the market of the relevant Station and only in a manner that does not violate law or any third-party rights, and (iv) shall terminate for noncompliance or non-use.
     5.12. Use of Business Names.
          (a) To the extent the trademarks, service marks, brand names, domain names or trade, corporate or business names of Seller or its affiliates (other than the Stations) are used by the Stations on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials (“Marked Materials”), Buyer may continue such pre-existing use for a period of up to three months after Closing, or until the supply of such Marked Materials is exhausted, if sooner. Buyer shall be solely responsible for such use, which: (i) may not be assigned by Buyer, (ii) is limited to the extent of Seller’s rights therein, if any, (iii) may be used by Buyer only in a manner that does not violate law or any third-party rights, and (iv) shall terminate for noncompliance or non-use.
          (b) To the extent the trademarks, service marks, brand names, domain names or trade or business names of KHON are used in the operation of television station KGMB on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials (“KHON Marked Materials”), Seller may continue such pre-existing use for a period of up to three months after Closing, or until the supply of such KHON Marked Materials is exhausted, if sooner. Seller shall be solely responsible for such use, which: (i) may not be assigned by Seller except to a subsequent purchaser of KGMB, (ii) is limited to the extent of Buyer’s rights therein, if any, (iii) may be used by Seller only in a manner that does not violate law or any third-party rights, and (iv) shall terminate for noncompliance or non-use.
     5.13. Reasonable Efforts. Prior to Closing, Buyer and Seller shall use their respective reasonable best efforts to take or cause to be taken all action necessary or desirable in order to consummate the transactions contemplated by this Agreement by January 31, 2006.
ARTICLE 6: SELLER CLOSING CONDITIONS
     The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):
     6.1. Representations and Covenants.
          (a) The representations and warranties of Buyer made in this Agreement, shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
          (b) The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.
          (c) Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

     6.2. Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
     6.3. FCC Authorization. The FCC Consent shall have been obtained.
     6.4. Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.
     6.5. Deliveries. Buyer shall have complied with each of its obligations set forth in Section 8.2.
     6.6. SPA. The Closing under the SPA shall have been consummated or shall be consummated simultaneously with the Closing under this Agreement.
ARTICLE 7: BUYER CLOSING CONDITIONS
     The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):
     7.1. Representations and Covenants.
          (a) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
          (b) The covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects.
          (c) Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.
     7.2. Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
     7.3. FCC Authorization. The FCC Consent shall have been obtained.
     7.4. Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.
     7.5. Deliveries. Seller shall have complied with each of its obligations set forth in Section 8.1.
     7.6. Consents. The Required Consents shall have been obtained and delivered and such Required Consents shall be without material adverse conditions.
     7.7. SPA. The Closing under the SPA shall have been consummated or shall be consummated simultaneously with the Closing under this Agreement.
ARTICLE 8: CLOSING DELIVERIES

     8.1. Seller Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:
          (i) good standing certificates issued by the Secretary of State of Seller’s jurisdiction of formation;
          (ii) certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
          (iii) the certificate described in Section 7.1(c);
          (iv) an assignment of FCC authorizations assigning the FCC Licenses from Seller to Buyer;
          (v) an assignment and assumption of contracts assigning the Station Contracts from Seller to Buyer;
          (vi) an assignment and assumption of leases assigning the Real Property Leases (if any) from Seller to Buyer;
          (vii) special warranty deeds conveying the Owned Real Property (if any) from Seller to Buyer;
          (viii) an assignment of marks and copyrights assigning the Stations’ registered and applied for marks and copyrights listed on Schedule 1.1(e) (if any) from Seller to Buyer;
          (ix) domain name transfers assigning the Stations’ domain names listed on Schedule 1.1(e) (if any) from Seller to Buyer;
          (x) endorsed vehicle titles conveying the vehicles included in the Tangible Personal Property (if any) from Seller to Buyer;
          (xi) a bill of sale conveying the other Station Assets from Seller to Buyer;
          (xii) the agreements in the form of Exhibit 1.3 hereto, if applicable, and any agreements required in connection therewith;
          (xiii) an affidavit of non-foreign status of Seller that complies with Section 1445 of the Code;
          (xiv) any other instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Station Assets from Seller to Buyer, free and clear of Liens, except for Permitted Liens; and
          (xv) any customary owner’s affidavits or gap indemnities reasonably requested from Seller by any title company retained by Buyer.
     8.2. Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:

          (i) the Purchase Price in accordance with Section 1.5 hereof;
          (ii) good standing certificates issued by the Secretary of State of Buyer’s jurisdiction of formation;
          (iii) certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
          (iv) the certificate described in Section 6.1(c);
          (v) an assignment and assumption of contracts assuming the Station Contracts;
          (vi) an assignment and assumption of leases assuming the Real Property Leases (if any);
          (vii) domain name transfers assuming the Stations’ domain names listed on Schedule 1.1(e) (if any);
          (viii) the agreements in the form of Exhibit 1.3 hereto, if applicable, and any agreements required in connection therewith; and
          (ix) such other documents and instruments of assumption that may be necessary to assume the Assumed Obligations.
ARTICLE 9: SURVIVAL; INDEMNIFICATION
     9.1. Survival. The representations and warranties in this Agreement shall survive Closing for a period of eighteen (18) months from the Closing Date whereupon they shall expire and be of no further force or effect, except (i) those under Section 2.5 (Taxes) and Sections 2.6 and 2.7 (Personal Property and Real Property, but solely with respect to title), which shall survive until the expiration of any applicable statute of limitations, and (ii) that if within such period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the earlier of resolution of such claim or expiration of the applicable statue of limitations. The covenants and agreements in this Agreement shall survive Closing until performed.
     9.2. Indemnification.
          (a) Subject to Section 9.2(b), from and after Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by Buyer, whether or not resulting from third party claims, arising out of or resulting from:
               (i) any breach by Seller of its representations and warranties made under this Agreement; or

               (ii) any default by Seller of any covenant or agreement made under this Agreement; or
               (iii) the Retained Obligations; or
               (iv) the business, ownership or operation of the Stations before the Effective Time, except for the Assumed Obligations.
          (b) Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability to Buyer under Section 9.2(a)(i) until, and only to the extent that, Buyer’s aggregate Damages exceed $500,000 per Station and (ii) the maximum liability of Seller under Section 9.2(a)(i) shall be an amount equal to 20% of the Purchase Price.
          (c) From and after Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller, whether or not resulting from third party claims, arising out of or resulting from:
               (i) any breach by Buyer of its representations and warranties made under this Agreement; or
               (ii) any default by Buyer of any covenant or agreement made under this Agreement; or
               (iii) the Assumed Obligations; or
               (iv) the business, ownership or operation of the Stations after the Effective Time.
     9.3. Procedures with Respect to Third Party Claims.
          (a) The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby materially prejudiced and provided that, where applicable, such notice is given within the time period described in Section 9.1.
          (b) The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).
          (c) Anything herein to the contrary notwithstanding:

               (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
               (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and
               (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.
ARTICLE 10: TERMINATION AND REMEDIES
     10.1. Termination. This Agreement shall terminate upon any termination of the SPA. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:
          (a) by mutual written consent of Buyer and Seller;
          (b) by written notice of Buyer to Seller if Seller breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (defined below);
          (c) by written notice of Seller to Buyer if Buyer breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, however, that the Cure Period shall not apply to Buyer’s obligations to pay the Purchase Price at Closing in the circumstances where all of the conditions to Buyer’s obligations to consummate the Closing (other than those under Article 7 to be performed at Closing) have been satisfied;
          (d) by written notice of Seller to Buyer or Buyer to Seller if Closing does not occur on or before September 29, 2006; or
          (e) as provided by Section 5.5(c).
     10.2. Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) five (5) business days after the day otherwise scheduled for Closing; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) business days after the scheduled Closing date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) business days after the scheduled Closing date; and provided, further, that, notwithstanding the foregoing, if the date otherwise scheduled for Closing is between January 23, 2006 and January 30, 2006, Closing shall be January 31, 2006.
     10.3. Survival. Neither party may terminate under Sections 10.1(b) or (c) if it is then in material default under this Agreement. The termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 5.1 (Confidentiality), 10.5 (Liquidated Damages) and 11.1 (Expenses) shall survive any termination of this Agreement.
     10.4. Specific Performance. In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.
     10.5. Liquidated Damages. If Seller terminates this Agreement or the SPA pursuant to Section 10.1(c) hereof or thereof, then Buyer shall pay Seller on demand an amount equal to 10% of the Purchase Price under this Agreement by wire transfer of immediately available funds, and such payment shall constitute liquidated damages and the sole remedy of Seller under this Agreement. Buyer acknowledges and agrees that Seller’s recovery of such amount shall constitute payment of liquidated damages and not a penalty and that Seller’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.
ARTICLE 11: MISCELLANEOUS
     11.1. Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. All governmental fees and charges applicable to any requests for Governmental Consents shall be paid one-half by Buyer and one-half by Seller, except that if more than one HSR Act filing is necessary because a party has more than one ultimate parent entity, then such party shall pay the HSR Act filing fees for any additional filings. Buyer and Seller shall each be responsible for one-half of all governmental recording, sales, use and other similar transfer taxes, fees and charges (not including any Taxes on or measured by income) applicable to the transfer of the Station Assets under this Agreement. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.
     11.2. Further Assurances. Before Closing, each party shall perform its obligations and observe the conditions set forth in Schedule 11.2 to this Agreement. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

     11.3. Assignment. Except as provided by Section 5.9 (1031 Exchange), neither party may assign this Agreement without the prior written consent of the other party hereto, provided, however, that Buyer may assign its rights hereunder to an affiliate of Buyer upon written notice to, but without consent of, Seller, provided that (i) any such assignment does not delay processing of the FCC Application, grant of the FCC Consent or Closing, (ii) any such assignee delivers to Seller a written assumption of this Agreement, and (iii) Buyer shall remain liable for all of its obligations hereunder. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.
     11.4. Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller:	c/o Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attention: President and CEO
Facsimile: (317) 684-5583

with copies (which shall not	Emmis Communications Corporation
constitute notice) to:	3500 W. Olive Avenue, Suite 1450
Burbank, California 91505
Attention: Gary Kaseff
Facsimile: (818) 238-9158

Wiley Rein & Fielding LLP
1776 K Street, N.W.
Washington, D.C. 20006
Attention: Doc Bodensteiner
Facsimile: (202) 719-7049

Bose McKinney & Evans, LLP
2700 First Indiana Plaza
135 N. Pennsylvania Street
Indianapolis, Indiana 46204
Attention: David L. Wills
Facsimile: (317) 223-0125

if to Buyer:	c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: David Tolley
Facsimile: (212) 583-5717

with a copy (which shall not	Debevoise & Plimpton

constitute notice) to:	919 Third Avenue
New York, New York 10022
Attention: Gregory V. Gooding Facsimile: (212) 909-6836
     11.5. Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.
     11.6. Entire Agreement. The Schedules and Exhibits hereto are hereby incorporated into this Agreement. This Agreement, together with any other agreement executed on the date hereof in connection herewith, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement (or in any other agreement executed on the date hereof in connection herewith). Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to any projections, budgets or other estimates of the Stations’ revenues, expenses or results of operations, or, except as expressly set forth in Article 2, any other financial or other information made available to Buyer with respect to the Stations.
     11.7. Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.
     11.8. No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.
     11.9. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.
     11.10. Neutral Construction. Buyer and Seller agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.
     11.11. Cooperation. After Closing, Buyer shall cooperate with Seller in the investigation, defense or prosecution of any action which is pending or threatened against Seller or its affiliates with respect to the Stations, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, Buyer shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request. Seller shall reimburse Buyer for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 11.11.
     11.12. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.
     11.13. Interpretation. Article titles and headings herein are for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. The Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein. When used in this Agreement, unless the context clearly requires otherwise, (i) words such as “herein,” “hereto,” “hereunder,” and “hereafter” shall refer to this Agreement as a whole, (ii) the term “including” shall not be limiting, and (iii) the term “ordinary course” shall refer to the ordinary course of Seller’s business and the operation of the Stations.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:	SJL ACQUISITION, LLC

By:

Name:
Title:

SELLER:	EMMIS TELEVISION BROADCASTING, L.P. By: Emmis Operating Company, its general partner

By:

Name:
Title:

EMMIS TELEVISION LICENSE, LLC

By:

Name:
Title: